As filed with the Securities and Exchange Commission on July 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SS&C TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0987913
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

80 Lamberton Road

Windsor, CT 06095

(860) 298-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Stone

Chairman of the Board and Chief Executive Officer

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, CT 06095

(860) 298-4500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John A. Burgess, Esq.

David A. Westenberg, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share(1)	7,000,000	$26.74	$187,180,000	$21,451

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, with respect to the 7,000,000 shares of common stock being registered pursuant to this Registration Statement.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The NASDAQ Global Select Market on July 13, 2012.

PROSPECTUS

SS&C Technologies Holdings, Inc.

7,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 7,000,000 shares of common stock (which we refer to as the “shares”) of SS&C Technologies Holdings, Inc. by the selling stockholder identified in this prospectus. We will not receive any proceeds from the sale of the shares. You should read this prospectus and any applicable prospectus supplement before you invest.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. Investment funds affiliated with The Carlyle Group (which we refer to as “Carlyle” or the “selling stockholder”) will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “SSNC.” On July 16, 2012, the closing sale price of the common stock on NASDAQ was $26.08 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2012.

Our principal executive offices are located at 80 Lamberton Road, Windsor, Connecticut 06095, our telephone number at that address is (860) 298-4500 and our Internet address is http://www.ssctech.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

Unless the context otherwise requires, in this prospectus, (1) “SS&C Holdings” means SS&C Technologies Holdings, Inc., our top-level holding company, (2) “SS&C” means SS&C Technologies, Inc., our primary operating company and a direct wholly owned subsidiary of SS&C Holdings, (3) “we,” “us” and “our” mean SS&C Holdings and its consolidated subsidiaries, including SS&C, and (4) references to our “common stock” include both shares of our common stock and shares of our Class A non-voting common stock.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell shares of our common stock. This prospectus provides you with a general description of the securities the selling stockholder may offer. Each time the selling stockholder sells securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

- ii -

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

SS&C Technologies Holdings, Inc.

Overview

We are a leading provider of mission-critical, sophisticated software products and software-enabled services that allow financial services providers to automate complex business processes and effectively manage their information processing requirements. Our portfolio of software products and rapidly deployable software-enabled services allows our clients to automate and integrate front-office functions such as trading and modeling, middle-office functions such as portfolio management and reporting, and back-office functions such as accounting, performance measurement, reconciliation, reporting, processing and clearing. Our solutions enable our clients to focus on core operations, better monitor and manage investment performance and risk, improve operating efficiency and reduce operating costs. We provide our solutions globally to more than 5,000 clients, principally within the institutional asset management, alternative investment management and financial institutions vertical markets. In addition, our clients include commercial lenders, corporate treasury groups, insurance and pension funds, municipal finance groups and real estate property managers.

Recent Developments

On May 31, 2012, we acquired GlobeOp Financial Services S.A., a Luxembourg sociéte anonyme, or GlobeOp, for £4.85 per share (approximately £572 million in the aggregate). On July 9, 2012, we completed a “squeeze-out” procedure under Luxembourg law, after the completion of which we became the owner of 100% of the issued share capital of GlobeOp.

About GlobeOp

GlobeOp is a financial administrator specializing in middle and back office services and integrated risk reporting to hedge funds, managed accounts and fund of funds. GlobeOp also provides expertise to asset management firms and other sectors, including family wealth offices, insurance companies, pension plans, corporate treasuries and private/regional banks. GlobeOp offers a wide spectrum of specialized, integrated web-based financial products to the financial services industry through three categories of services: Middle and Back Office/Fund Administration (MBA); Transaction Solutions; and Risk Analysis and Reporting.

Middle and Back Office/Fund Administration (MBA). MBA services interact with those primarily provided by prime brokers to facilitate trade processing and related trade data acquisition and processing for clients. MBA supports many post-trade activities, from trade entry through accounting, on a highly automated basis. Due to its scale, technology and expertise, GlobeOp is able to provide faster, more reliable and less expensive MBA services than hedge fund managers could achieve on their own. In 2011, approximately 92% of GlobeOp’s revenues were generated from its MBA services.

Transaction Solutions. Transaction Solutions, such as GlobeOp’s GoOTCTM and Independent Valuation Services products, drive business opportunities that target an emerging client base of traditional asset managers, long/short equity funds, mutual funds, regional and custodial banking institutions, pension funds, endowments and insurance companies.

Risk Analysis and Reporting. Risk Analysis and Reporting Services, designed for both fund managers and investors, are based on leading-edge analytics and delivered via a full Application Service Provider platform. For MBA clients, the service is fully integrated with the GlopeOp platform to ensure position data integrity; services are also available on a stand-alone basis. Extensive metrics, analytics and report customization are possible.

GlobeOp was incorporated on January 22, 2000. Prior to our acquisition of GlobeOp, GlobeOp was serving approximately 200 clients from its 11 offices in 5 countries with over 2,300 employees. Its assets under administration were approximately $187 billion as of March 31, 2012. We plan to grant options to purchase an aggregate of approximately 1.0 to 1.5 million shares of our common stock to our current employees who were employed by GlobeOp prior to our acquisition of GlobeOp.

About SS&C Holdings

As a result of our GlobeOp acquisition, we are one of the market’s leading fund service providers with the ability to provide complete lifecycle capabilities for hedge funds, fund of funds, private equity and managed account managers. We provide a comprehensive array of product offerings and complementary services under a single platform. As a result of our GlobeOp acquisition, we:

•	are one of the largest hedge fund administrators in the world based on assets under administration;

•	have a substantial base across a number of fund strategies, including fixed income, volatility and active trading;

•

provide multiple offerings, including derivatives processing, valuations agent, securitized bank loans processing, managed services and business process outsourcing, on a stand-alone basis to institutional clients;

•	have added GlobeOp’s complementary middle-office offerings to SS&C’s core portfolio of accounting and management products and tax services for hedge funds, fund of funds and private equity funds; and

•	have strong cloud-based computing, mobility and sophisticated portal capabilities, backed by a combined development organization of approximately 500 individuals and 3,000 fund services personnel.

After giving effect to the GlobeOp acquisition and our May 10, 2012 acquisition of the PORTIA business from Thomson Reuters, as of June 30, 2012, we had more than 3,800 employees operating in 43 offices including New York, Boston, Chicago, London, Amsterdam, Hong Kong, Kuala Lumpur, Singapore, Sydney, Bangalore and Mumbai. We service funds with $424 billion in assets under administration.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other risk factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

Risks Relating to GlobeOp

As a result of our acquisition of GlobeOp, our business is more focused on the hedge fund industry, and we are subject to a greater extent to the variations and fluctuations of that industry.

With the acquisition of GlobeOp, a higher percentage of our clients are hedge funds or funds of hedge funds. These clients and our business relating to them are affected by trends, developments and risks associated with the international hedge fund industry overall. The market environment for hedge funds has suffered significant turmoil in recent years, including substantial changes in global economies, stock market declines, credit crises, failures of financial institutions, government bail-out plans and new regulatory initiatives. These changes could significantly and adversely affect some or all of our clients, which could negatively affect our results and financial condition. In addition, market forces have negatively impacted liquidity for many of the financial instruments in which hedge fund clients trade which, in turn, could negatively impact our ability to access independent pricing sources for valuing those instruments.

Our business is subject to evolving and continuing regulation.

Our business is, and following the GlobeOp acquisition continues to be, subject to evolving and increasing regulation, and our relationships with our clients may subject us to increasing scrutiny from a number of regulators, including the Commodity Futures Trading Commission (CFTC), Federal Trade Commission (FTC), Cayman Islands Monetary Authority (CIMA), Commission de Surveillance du Secteur Financier (CSSF), Financial Industry Regulatory Authority (FINRA), Financial Services Authority (FSA), National Futures Association (NFA), the SEC and other agencies that regulate the financial services, hedge fund and hedge fund services industry in the United States, the United Kingdom and other jurisdictions in which we operate. These regulations may have the effect of limiting or curtailing our activities, including activities that might be profitable. As a result of the changes in the global economy and the turmoil in global financial markets in recent years, the risk of additional government regulation has increased.

The European Union’s Alternative Investment Fund Managers Directive (AIFMD) and the United States’ Dodd-Frank Wall Street Reform and Consumer Protection Act, among other initiatives, pose significant changes to the regulatory environment. The ramifications of these regulatory changes remain uncertain. If we fail to comply with any applicable laws, rules or regulations, we may be subject to censure, fines or other sanctions, including revocation of our licenses and/or registrations with various regulatory agencies, criminal penalties and civil lawsuits. Such a failure to comply with these laws, rules or regulations, or allegations of such noncompliance, could have a material adverse effect on our business, financial condition and results of operations and could cause the market price of our common stock to decline.

Risks Relating to the Integration of GlobeOp

Our acquisition of GlobeOp involves a number of integration risks. The occurrence of any of the events described in these risks could cause a material adverse effect on our business, financial position and results of operations and could cause the market price of our common stock to decline.

Successful integration of GlobeOp is critical to our business and strategic plans. Integration may not be smooth or successful. If we are unable to successfully integrate GlobeOp into our business in an efficient and effective manner, or at all, we could fail to realize some or all of the anticipated benefits of the GlobeOp acquisition, such as increased revenue, cost savings, synergies and growth opportunities, within the anticipated time frame or at all. The integration process could disrupt our business, and a failure to successfully integrate the two businesses could have a material adverse effect on our business, financial condition and results of operations. In addition, the integration of two formerly unaffiliated companies could result in unanticipated problems, expenses, liabilities, competitive responses and diversion of management’s attention and may cause the market price of our common stock to decline. The potential difficulties of integrating GlobeOp include, among others:

•	the inability to successfully integrate the operations, technologies, products, personnel and business systems of GlobeOp;

•	unanticipated issues in integrating information, communications and other systems;

•	maintaining employee morale and retaining key employees;

•	retaining customers of GlobeOp;

•	preserving important strategic and other relationships;

•	integrating legal and financial controls in multiple jurisdictions;

•	the diversion of management’s attention from ongoing business concerns;

•	integrating geographically separate organizations;

•	tax issues, such as tax law changes and variations in foreign tax laws as compared to the United States; and

•	complying with laws, rules and regulations in multiple jurisdictions, including new and multiple employment regulations.

Additional risks of this nature could have a material adverse effect on our business, financial condition and results of operations.

The GlobeOp acquisition has resulted in organizational change and rapid growth to our business. If we fail to effectively manage such growth and change in a manner that preserves our reputation and the key aspects of our corporate culture, our business, financial condition and results of operations could be harmed.

As of December 31, 2011, we had 1,484 employees, and the GlobeOp acquisition added approximately 2,400 employees to our headcount. We will incur significant expenditures and the allocation of management time to assimilate new employees in a manner that preserves the key aspects of our corporate culture and enables us to maintain our reputation in the marketplace. If we do not effectively manage our growth and train, retain and manage our employee base, our corporate culture could be undermined, the quality of our products and customer service could suffer, and our reputation could be harmed, each of which could adversely impact our business, financial condition and results of operations.

In addition, our costs will increase as a result of our increased headcount. Our business will be harmed if the expansion of our organization and headcount resulting from the GlobeOp acquisition are not accompanied by a corresponding increase in revenues.

The GlobeOp Acquisition may result in risks to our existing business.

The GlobeOp acquisition may also result in risks to our existing business, including:

•	deterioration of our internal control over financial reporting as a result of inconsistencies between our standards, procedures and policies and those of GlobeOp;

•	reliance on GlobeOp’s processes, data, supply chain management and reporting during the transition period following the completion of the acquisition;

•	incurrence of additional debt and/or a decline in available cash;

•	liability for litigation claims, including litigation to which GlobeOp was a party at the time of the acquisition; and

•	creation of goodwill or other intangible assets that could result in significant future amortization expense or impairment charges.

Additional risks of this nature could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Foreign Operations

Our international operations will expand substantially as a result of the GlobeOp acquisition and may result in increased costs, delayed sales efforts and uncertainty with respect to our intellectual property rights and results of operations.

For the year ended December 31, 2011, international revenues accounted for 30% of our total revenues. We expect the percentage of our sales generated outside of the United States will increase in 2012 due to the acquisition of GlobeOp. Our international business is subject to a variety of risks, including:

•	changes in a specific country’s or region’s political or economic climate;

•	the need to comply with U.S. export controls;

•	foreign currency fluctuations;

•	discriminatory fiscal policies;

•	compliance with a variety of local regulations and laws;

•	changes in tax laws and the interpretation of such laws; and

•	difficulties in enforcement of third-party contractual obligations and intellectual property rights.

Such factors could result in increased costs or decreased revenues and have a material adverse effect on our ability to meet our growth and revenue projections and negatively affect our results of operations.

As a result of the GlobeOp acquisition we will be more exposed to currency exchange rate fluctuations because we will have an increased proportion of assets, liabilities and expenses denominated in foreign currencies.

As a result of the GlobeOp acquisition, our financial results will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and expenses will be denominated in non-U.S. dollar currencies. We will continue to present our financial statements in U.S. dollars and will have a significant proportion of net assets and expenses in non-U.S. dollar currencies, including the Pound Sterling, the Euro and the Rupee. Our financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates.

We are subject to the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws, which impose restrictions and may carry substantial penalties. Violations of these laws or allegations of such violations could cause a material adverse effect on our business, financial condition and results of operations.

The U.S. Foreign Corrupt Practices Act and anti-bribery laws in other jurisdictions, including new anti-bribery legislation in the United Kingdom that took effect in 2011, generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business or other commercial advantage. Our policies mandate compliance with these anti-bribery laws, which often carry substantial penalties. We cannot assure you that our internal control policies and procedures always will protect us from reckless or other inappropriate acts committed by our affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial condition and results of operations and could cause the market price of our common stock to decline.

GlobeOp has substantial operations, and a significant number of its employees, located in India, and as a result of the GlobeOp acquisition, we are subject to regulatory, economic and political uncertainties in India.

GlobeOp began shifting its administration and MBA processing services to India in 2003 and at present approximately three-quarters of its employees are located in India. In the early 1990s, India experienced significant inflation, low growth in gross domestic product and shortages of foreign currency reserves. The Indian government, however, has exercised and continues to exercise significant influence over many aspects of the Indian economy. India’s government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage investment in specified sectors of the economy. These programs include tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. We cannot assure you that these policies will continue. Various factors, such as changes in the current government, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular.

Our financial performance may be adversely affected by general economic conditions and economic and fiscal policy in India, including changes in exchange rates and controls, interest rates and taxation policies, as well as social stability and political, economic or diplomatic developments affecting India in the future. In particular, India has experienced significant economic growth over the last several years, but faces major challenges in sustaining that growth in the years ahead. These challenges include the need for substantial infrastructure development and improving access to healthcare and education. Our ability to recruit, train and retain qualified employees, develop and operate GlobeOp’s operations centers, and attract and retain clients could be adversely affected if India does not successfully meet these challenges.

Risks Relating to Litigation

We face substantial litigation risk in the ordinary course of business.

Both prior to and following the GlobeOp acquisition, we face substantial litigation risk from and through our clients and otherwise in the ordinary course of our business. As a service provider, we are subject to potential claims from our clients, some of which pursue relatively high-risk investment strategies, and all of which are subject to substantial market risk. The losses of some of our clients due to insolvency or fraud on the part of the funds or others, could expose us to claims from funds, their managers or their investors seeking compensation from us and/or our clients. We may also be subject to claims for losses or other damages from our clients’ investors, as well as claims such as those from regulators, revenue authorities or other governmental authorities. Even if we are not ultimately found to be liable, defending such claims or lawsuits could be expensive and time consuming, divert management resources, harm our reputation and cause us to incur significant expenses. Furthermore, there can be no assurance that the results of any of these claims will not have a material adverse effect on our business, financial condition or results of operations.

GlobeOp is a defendant in pending litigation relating to several clients for which GlobeOp performed services.

GlobeOp is a defendant in a putative class action litigation relating to losses incurred by investors in Greenwich Sentry L.P. and Greenwich Sentry Partners L.P. as a result of those funds’ investments in funds managed by Bernard Madoff and has also been named as a defendant in two related actions that are subject to arbitration proceedings (which we refer to collectively as the “Fairfield Greenwich Actions”). The plaintiffs in the Fairfield Greenwich Actions have also asserted claims against multiple other defendants, including the funds’ investment managers, another fund administrator, and the funds’ auditors. These plaintiffs allege that GlobeOp failed to perform its contractual and alleged fiduciary duties and are seeking recovery of their losses in the funds in an indeterminate amount. In addition, several actions (which we refer to as the “Millennium Actions”) have been filed in various jurisdictions or threatened naming GlobeOp as a defendant in respect of claims arising out of valuation agent services performed by GlobeOp related to the Millennium Global Emerging Credit Fund L.P. and Millennium Global Emerging Fund Ltd. (which we refer to as the “Millennium Funds”), including an arbitration proceeding in the United Kingdom on behalf of the Millennium Funds’ investment manager with a yet-to-be-determined claimed amount, a threatened arbitration proceeding in the United Kingdom involving the liquidator on behalf of the Millennium Funds in an amount yet to be determined, and a putative class action in U.S. District Court for the Southern District of New York on behalf of investors in the Millennium Funds asserting claims of $844 million, which is alleged to be the full amount of assets under management by the Millennium Funds at the funds’ peak valuation. These actions arise out of the same set of facts and circumstances described in the criminal and civil complaints filed by the U.S. Department of Justice and the SEC, respectively, against the portfolio manager of the Millennium Funds’ investment manager.

We believe that GlobeOp has strong defenses to the Fairfield Greenwich Actions and the Millennium Actions, and we are vigorously contesting these matters. However, litigation is subject to inherent uncertainty and these matters could ultimately be decided against GlobeOp. We could be required to pay substantial damages, which could have a material adverse effect on our business, financial condition or results of operations. In addition, some of these actions are arbitration proceedings, which may result in less predictable outcomes than court litigation and are generally not subject to appeal. GlobeOp has also incurred, and we will continue to incur during the pendency of these matters, significant costs, and until resolved these matters will continue to divert the attention of our management and other resources that would otherwise be engaged in other business activities.

Risks Relating to our Indebtedness

As a result of the GlobeOp acquisition, we are more leveraged than we were prior to the acquisition.

To complete our acquisition of GlobeOp, we incurred approximately an additional $900 million of debt. Borrowings under the senior credit facility we entered into in connection with the GlobeOp acquisition now total approximately $1.16 billion. Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our senior credit facility;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, change in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as borrowings under our senior credit facility are subject to variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the agreement governing our senior credit facility contains financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

We are currently obligated to make periodic interest payments on our senior debt of approximately $50 million annually. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial financial leverage.

We may be able to incur substantial additional indebtedness in the future because the terms of our senior credit facility do not fully prohibit us or our subsidiaries from doing so. Subject to covenant compliance and certain conditions, our senior credit facility permits us to borrow up to $100 million on a revolving basis and to incur significant additional debt outside of the senior credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Restrictive covenants in the agreement governing our senior credit facility may restrict our ability to pursue our business strategies.

The agreement governing our senior credit facility limits our ability, among other things, to:

•	incur additional indebtedness;

•	sell assets, including capital stock of certain subsidiaries;

•	pay dividends;

•	consolidate, merge, liquidate or dissolve;

•	make acquisitions;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, our senior credit facility includes other covenants which, subject to permitted exceptions, prohibit us from making investments, loans, dispositions and other advances, changing the nature of our business, modifying our organizational documents and prepaying our other indebtedness while indebtedness under our senior credit facility is outstanding. The agreement governing our senior credit facility also requires us to maintain compliance with a specified leverage ratio. Our ability to comply with this ratio may be affected by events beyond our control.

The restrictions contained in the agreement governing our senior credit facility could limit our ability to plan for or react to market conditions, meet capital needs or acquire companies, products or technologies or otherwise restrict our activities or business plans.

A breach of any of these restrictive covenants or our inability to comply with the leverage ratio could result in a default under the agreement governing our senior credit facility. If such a default occurs, the lenders under our senior credit facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior credit facility also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior credit facility were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and any accompanying prospectus supplement include and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. The words “believes”, “anticipates”, “plans”, “expects”, “should” and similar expressions are intended to identify forward-looking statements. The important factors included or incorporated in this prospectus and any accompanying prospectus supplement, particularly under the heading “Risk Factors”, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. We do not undertake an obligation to update any forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holder named in the section entitled “Selling Stockholder” to resell such shares. We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ Global Select Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

The following table presents information concerning the beneficial ownership of the shares of our common stock by the selling stockholder assuming 78,451,723 shares of common stock outstanding as of July 16, 2012, which includes 7,000,000 shares to be sold by the selling stockholder in connection with this offering.

The information in the table below with respect to the selling stockholder has been obtained from that selling stockholder. When we refer to the “selling stockholder” in this prospectus, we mean the selling stockholder listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the selling stockholder’s interest.

See “Certain Relationships and Related Transactions” below for a discussion of the material relationships between SS&C Holdings and investment funds associated with Carlyle.

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
	Number	Percent	Shares offered	Number	Percent
TC Group IV, L.P. (1)	28,469,799	36.29%	7,000,000	21,469,799	27.37%

(1) Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. (collectively, the “Carlyle Funds”) are the record holders of 27,364,630 and 1,105,169 shares of our common stock, respectively. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group IV, L.L.C., which is the general partner of TC Group IV, L.P., which is the general partner of each of the Carlyle Funds. Accordingly, each of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group IV, L.L.C. and TC Group IV, L.P. (collectively, the “Carlyle Entities”) may be deemed to share beneficial ownership of the shares of our common stock owned of record by each of the Carlyle Funds. The business address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The business address of each of the other Carlyle Entities and the Carlyle Funds is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 23, 2005, SS&C Holdings acquired SS&C through the merger of Sunshine Merger Corporation, our wholly owned subsidiary, with and into SS&C, with SS&C surviving the merger and becoming a wholly owned subsidiary of SS&C Holdings. We refer to the acquisition, the equity contributions to SS&C Holdings by our chief executive officer, William C. Stone, and Carlyle in connection with the acquisition, SS&C Holding’s entry into senior secured credit facilities and its issuance and sale of senior subordinated notes, and the other transactions in connection with the acquisition as the “Transaction.”

Stockholders Agreement

On November 23, 2005, Mr. Stone became a party to a stockholders agreement with SS&C Holdings and Carlyle, which includes restrictions on transfer as well as other provisions described below. The parties amended certain provisions of the stockholders agreement in April 2008, March 2010 and March 2011.

Board of Directors. Pursuant to the stockholders agreement our board of directors consists of eight members, with Mr. Stone occupying one seat and having the right to designate one of the remaining board members, Carlyle having the right to designate three board members, and Mr. Stone and Carlyle collectively having the right to designate two board members. Accordingly, Mr. Stone designated Normand A. Boulanger, and Carlyle designated Campbell R. Dyer, Allan M. Holt and Claudius E. Watts, IV as members of our board of directors. Mr. Stone and Carlyle collectively designated Jonathan E. Michael and David A. Varsano as members of our board of directors. Carlyle previously had the right to designate four board members under the stockholders agreement and initially designated William A. Etherington as a member of our board of directors. In May 2012, Mr. Etherington was re-elected to our board of directors by our stockholders for a three-year term. The number of board members which Carlyle is entitled to designate is reduced (1) to two directors if Carlyle holds less than 30% of our common stock and (2) to one director if Carlyle holds less than 15% of our common stock. Based on our shares outstanding as of July 16, 2012, assuming the sale by Carlyle of all 7,000,000 shares of our common stock covered by this prospectus and assuming no other sales or purchases of our common stock by Carlyle, following completion of the offering, investment funds affiliated with Carlyle will beneficially own approximately 27.37% of our common stock and will be entitled to designate two of our directors. The number of board members which Mr. Stone is entitled to designate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock.

Carlyle’s rights under the board of directors designation provisions of the stockholders agreement will terminate at such time as Carlyle holds less than 10% of our common stock. Mr. Stone’s rights under the board of directors designation provisions of the stockholders agreement will terminate at such time as he holds less than 10% of our common stock.

Bring-along rights. If any party to the stockholders agreement proposes to transfer 50% or more of all common stock held by the parties to the stockholders agreement to a third-party purchaser, then such transferring stockholder can require the other stockholders who are parties to the agreement to transfer their common stock on the same terms and conditions as the transferring holder.

Other rights. The stockholders agreement also contained certain tag-along and preemptive rights which terminated upon completion of our initial public offering in March 2010, or our IPO.

Service Provider Stockholders Agreement

On November 23, 2005, all of our members of management (other than Mr. Stone) and all employee option holders whose SS&C options were converted into options to acquire common stock of SS&C Holdings became parties to a service provider stockholders agreement with Carlyle and SS&C Holdings. In addition, certain holders of options to purchase our common stock have subsequently become parties to the service provider stockholders agreement. SS&C Holdings and Carlyle amended certain provisions of the service provider stockholders agreement in April 2008. Under the agreement, if Carlyle proposes to transfer 50% or more of our outstanding common stock to a third-party purchaser, then Carlyle can require the members of our management and employee option holders who are parties to the agreement to transfer their common stock and options on the same terms and conditions as Carlyle (bring-along rights).

Registration Rights Agreement

On November 23, 2005, Mr. Stone became a party to a registration rights agreement with SS&C Holdings and Carlyle, which provides for certain registration rights. Under the registration rights agreement, either Carlyle or Mr. Stone can demand that we file a registration statement for all or a portion of their common stock. Carlyle and Mr. Stone are also entitled to request that their shares be covered by a registration statement that we are otherwise filing with respect to our common stock. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in certain registrations. Under the registration rights agreement, we have also agreed to indemnify the selling stockholders against certain liabilities relating to the selling of the common stock, including liabilities arising under the Securities Act, and to pay the costs and fees of registering the shares of common stock; however, the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of shares of common stock. The registration statement of which this prospectus is a part was filed pursuant to the request of Carlyle pursuant to the registration rights agreement.

Management Rights Agreement

Carlyle, SS&C Holdings and SS&C entered into a management rights agreement on November 23, 2005, pursuant to which Carlyle Partners IV, L.P. was granted (1) the right to nominate one director to serve as a member of our board of directors and to appoint one non-voting board observer to the board of directors of SS&C, (2) reasonable access to the books and records of SS&C Holdings and SS&C and their subsidiaries and (3) the right to consult from time to time with the management of SS&C Holdings and SS&C and their subsidiaries at their respective place of business regarding operating and financial matters. The management rights agreement will terminate with respect to SS&C when SS&C Holdings and its affiliates no longer beneficially own any voting securities of SS&C. The management rights agreement will terminate with respect to SS&C Holdings when Carlyle and its affiliates no longer beneficially own any voting securities of SS&C Holdings.

Fund Administration Services Agreement

On August 12, 2008, Walkers SPV Limited acting solely in its capacity as trustee of the Carlyle Series Trust and its classes or sub-trusts, Carlyle Loan Investment Ltd., CLP Cayman Holdco, Ltd., CCPMF Cayman Holdco, Carlyle Credit Partners Financing I, Ltd., which we refer to collectively as the “Funds”, and Carlyle Investment Management L.L.C. entered into a fund administration services agreement with SS&C. Pursuant to the fund administration services agreement, the Funds appointed SS&C to act as administrator, registrar and transfer agent and to provide the Funds with certain fund administration services, including daily processing and reconciliation services, fund accounting services and unitholder services, and such ancillary services as are set forth in work requests that may be executed by the parties from time to time. The agreement became effective on July 1, 2008, and the Funds are in the process of liquidation. SS&C is paid a monthly charge based on annual rates derived from the net asset value of the Funds, subject to a minimum monthly fee. SS&C also receives certain hourly and other fees for any ancillary services that it provides under the agreement. From January 1, 2011 through December 31, 2011, the Funds paid an aggregate of $1,420,577 to SS&C under the agreement.

Processing Services Agreement

On June 22, 2009, Carlyle Investment Management L.L.C. entered into a processing services agreement with SS&C. Pursuant to the agreement, SS&C provides investment accounting and data processing services. The agreement was amended in June 2011 to extend it through June 21, 2014. SS&C is paid a monthly fee based on annual rates derived from the net asset value of Carlyle Investment Management L.L.C., subject to a minimum monthly fee. SS&C also receives other fees for certain ancillary services that it provides under the agreement. From January 1, 2011 through December 31, 2011, Carlyle Investment Management L.L.C. paid an aggregate of $372,283 to SS&C under the agreement.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The NASDAQ Global Select Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GlobeOp Financial Services S.A. included on page 2 of SS&C Technologies Holdings, Inc.’s Current Report on Form 8-K/A dated July 17, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Société coopérative, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus, in each case other than any documents or portions thereof that are “furnished” and not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A unless, and except to the extent, specified in such Current Report:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 12, 2012;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 10, 2012;

(3) Our Current Reports on Form 8-K and Form 8-K/A, as filed with the SEC on March 14, 2012, March 19, 2012, April 24, 2012, May 9, 2012, May 15, 2012, May 24, 2012, May 31, 2012, June 1, 2012, June 27, 2012 and July 17, 2012; and

(4) The description of our common stock contained in our Registration Statement on Form 8-A dated March 23, 2010.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, Connecticut 06095

Attention: Investor Relations

Telephone: (860) 298-4500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by SS&C Holdings (except any underwriting discounts and commissions and transfer taxes incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$21,451
Legal fees and expenses	$250,000
Accounting fees and expenses	$250,000
Miscellaneous expenses	$10,000

Total expenses	$531,451

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Restated Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our Restated Certificate of Incorporation provides that we will indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors in addition to the indemnification provided for in our Restated Certificate of Incorporation. These indemnification agreements require us, among other things, to indemnify our directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his service as one of our directors, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-164043).

4.2	Amended and Restated By-laws of the Registrant. Incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-164043).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers, Société coopérative.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (See page II-6 of this Registration Statement).

Item 17. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 512(i) of Regulation S-K. The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on July 17, 2012.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ William C. Stone
Name: Title:	William C. Stone Chairman of the Board and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of SS&C Technologies Holdings, Inc., hereby severally constitute and appoint William C. Stone and Patrick J. Pedonti and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SS&C Technologies Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Stone	Chairman of the Board and Chief Executive Officer
William C. Stone	(Principal Executive Officer)	July 17, 2012

/s/ Patrick J. Pedonti	Senior Vice President and Chief Financial Officer
Patrick J. Pedonti	(Principal Financial and Accounting Officer)	July 17, 2012

/s/ Normand A. Boulanger	Director	July 17, 2012
Normand A. Boulanger

/s/ Campbell R. Dyer	Director	July 17, 2012
Campbell R. Dyer

/s/ William A. Etherington	Director	July 17, 2012
William A. Etherington

/s/ Allan M. Holt	Director	July 17, 2012
Allan M. Holt

/s/ Claudius E. Watts, IV	Director	July 17, 2012
Claudius E. Watts, IV

/s/ Jonathan E. Michael	Director	July 17, 2012
Jonathan E. Michael

/s/ David A. Varsano	Director	July 17, 2012
David A. Varsano

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-164043).

4.2	Amended and Restated By-laws of the Registrant. Incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-164043).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers, Société coopérative.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1	Power of Attorney (See page II-6 of this Registration Statement).